Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator

Smithfield Foods, Inc.

We hereby consent to the incorporation by reference, in this Registration Statement of Smithfield Foods, Inc. on Form S-8 (Nos. 33-53024 and 333-123417) of our report dated May 3, 2006, relating to the statements of net assets available for benefits of Smithfield Foods, Inc. 401(k) Plan as of December 31, 2005 and 2004, and the related statement of changes in net assets available for benefits for the year ended December 31, 2005, included within the 2005 Form 11-K for Smithfield Foods, Inc. 401(k) Plan to be filed on or about June 28, 2006.

/s/ Goodman & Company, LLP

Norfolk, Virginia

June 27, 2006